Exhibit 99.1

OpGen, Inc. (OTC: OPGN) Announces Name Change to CapForce Inc.

CLARKSBURG, Md., February 27, 2026 (GLOBE NEWSWIRE) – OpGen, Inc. (OTC: OPGN) today announced that it is changing its name to CapForce Inc., effective today. OpGen changed its name to CapForce Inc. in order to reflect the repositioning of the Company’s business to the digital investment banking and financial technology sectors. The name “CapForce” represents the “Force of Capital,” symbolizing the Company’s conviction as a next-generation category-defining fintech-powered investment bank that harnesses the intrinsic force of capital, through capital markets as the empowerment medium, to empower global mid-sized high growth companies to grow beyond the small-cap universe and punch above their weight to enter the mid-cap or even large-cap universe. In connection with the name change, the Company expects to change its ticker symbol to “CFOR.”

About CapForce Inc.

CapForce Inc. (Clarksburg, Md., U.S.A.), along with its subsidiaries CapForce International Holdings Ltd. and iCapX Sdn. Bhd., provides fintech-enabled digital investment banking services for global high-growth mid-sized private companies seeking public market listings and other capital markets advisory services, of listing market capitalization value in the range of $1 billion to $10 billion, with its key focus on small-cap and mid-cap listing stocks underserved by bulge bracket investment banks. In furtherance of such core strategy, CapForce Inc. is pursuing fintech-enabled and AI-powered asset and wealth management services for its core investment banking clients across the world with the development of a digital investment banking platform designed to facilitate cross-border securities activities, AI-powered robo-advisory services, and technology-driven capitalization table management solutions. The timing and implementation of these initiatives are subject to market conditions, regulatory approvals, and other relevant factors. CapForce Inc.’s controlling shareholder, AEI Capital Group, is an Asia-based alternative asset management group with groupwide AUM exceeding $7 billion, focused on global growth equity (private and public markets) as its core strategies, along with other satellite strategies in furtherance of its core strategies including private credit, hedge funds, funds-of-funds and real estate, having its footprints in Hong Kong, Kuala Lumpur, Singapore, London and Washington D.C.

For more information, please visit https://capforce.opgen.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to qualify for the safe harbor from liability established thereunder. Such forward-looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations, including risks regarding the implementation and execution of operational, legal, and administrative changes associated with the name change, the effectiveness of the Company’s rebranding efforts, potential confusion among customers, partners, or investors, and costs associated with the rebranding process. For further discussion of factors that could materially affect the outcome of the Company’s forward-looking statements and its future results and financial condition, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CapForce Inc.:

Christian-Laurent Benoit Bonte

Chief Executive Officer

InvestorRelations@opgen.com